Exhibit 99.1

Pulse Biosciences Announces FDA IDE Approval to Initiate its nPulse Cardiac Catheter Ablation System Study for the Treatment of Atrial Fibrillation

HAYWARD, Calif. [Business Wire]–December 18, 2025. Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel nPulse™ technology using its proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced that the U.S. Food and Drug Administration (FDA) has granted approval for the Company’s Investigational Device Exemption (IDE), allowing Pulse Biosciences to proceed with the initiation of its nPulse Cardiac Catheter Ablation System Study, (NANOPULSE-AF) for the treatment of paroxysmal atrial fibrillation (PAF).

This single-arm, multicenter, prospective study is designed to demonstrate primary safety and effectiveness of the nsPFA Cardiac Cather System for the treatment of recurrent drug-resistant symptomatic paroxysmal AF. Up to 30 sites, including three sites outside the United States, are planned to enroll up to 145 patients. Additional details of the study are available on clinicaltrials.gov (NCT07018596).

“Pulsed field ablation has already reshaped how we treat atrial fibrillation, but its full potential is just emerging. This IDE represents a critical next step—evaluating nanosecond pulsed field ablation across leading U.S. centers and select European sites to further improve safety and durable freedom from atrial arrhythmias,” said Dr. David Kenigsberg, Chief Medical Officer, Electrophysiology at Pulse Biosciences. “Unlike existing systems, which rely on microsecond energy delivery, our nanosecond PFA platform is designed to deliver meaningfully lower total energy with the potential to further reduce collateral injury to surrounding structures. Specifically designed for pulmonary vein isolation, the nPulse Cardiac Catheter has the potential to set a new standard for AF ablation.”

The nPulse Cardiac Catheter is designed to deliver a complete circumferential lesion in a single, brief energy application without the need to stack lesions, and eliminating the need to stop, rotate and reposition the catheter. The Company’s ongoing feasibility study in Europe with the nPulse Cardiac Catheter has now enrolled 150 patients by leading investigators with subject follow-up ongoing. Positive initial clinical outcomes support a strong foundation of real-world evidence to support broader global adoption of nsPFA treatments.

“This novel technology offers a highly intuitive and user-friendly experience, with a pliable catheter designed for precise positioning and consistent energy delivery to achieve durable, transmural pulmonary vein isolation,” said Dr. Vivek Reddy, Director of Cardiac Arrhythmia Services at the Mount Sinai Fuster Heart Hospital, NY, and principal investigator of the study. “Based on my extensive hands-on experience with the nPulse Cardiac Catheter, the combination of a differentiated nanosecond pulsed-field energy source and thoughtful catheter design has the potential to deliver effective lesion formation with a favorable safety profile, while simplifying workflow in the EP lab. We look forward to the results of this IDE as the clinical data continue to evolve.”

“This FDA IDE approval is a major milestone for Pulse Biosciences and is a testament to the strength of our preclinical and human clinical data,” said Paul LaViolette, Co-Chairman and CEO of Pulse Biosciences. “With the support of leading electrophysiologists, we believe our proprietary nanosecond PFA represents a next-generation energy modality with the potential to improve the safety, effectiveness, and efficiency of AF ablation through a simpler, clinician-friendly procedure. We look forward to sharing follow-up data in 2026.”

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the effectiveness of the Company’s nsPFA technology and nPulse System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected product development efforts, such as advancement of its nPulse 360 Cardiac Catheter to treat paroxysmal atrial fibrillation, statements concerning whether any clinical study will show that the Company’s novel nsPFA mechanism of action and catheter design will deliver fast and precise ablations in cardiac tissue and streamline workflow, statements concerning market opportunities, customer adoption and future use of the nPulse System to address a range of conditions such as atrial fibrillation, statements concerning early clinical successes and whether they are predictive of the safety and efficacy of any medical device such as the nPulse 360 Cardiac Catheter, Pulse Biosciences’ expectations, whether stated or implied, regarding whether the Company’s nsPFA technology will become either a disruptive treatment option or a superior option for treating atrial fibrillation or any other medical condition, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences, Inc.
Paul LaViolette, Co-Chairman and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com